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                                                                   EXHIBIT 10(Y)


                              TERMINATION AGREEMENT
                                   AND RELEASE

         THIS AGREEMENT (the "Agreement") is made and entered into as of the 15th day of January, 2001 by and between Response Oncology, Inc. ("ROI") and Patrick McDonough ("Executive").

                                    RECITALS

         WHEREAS, ROI and Executive have previously entered into an Employment Agreement for Chief Operating Officer, dated January 3, 2000 (the "Employment Agreement"), pursuant to which ROI employed Executive as the Chief Operating Officer of ROI, for a term to expire on January 3, 2002, a copy of which is attached hereto as Exhibit A; and,

         WHEREAS, ROI and Executive have concluded that it is in their mutual best interests that the Employment Agreement be terminated and Executive remain employed as an at-will employee until no later than December 31, 2001 as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are restated and incorporated by reference and made a part of this Agreement.

2. Termination of Employment Agreement. Executive's Employment Agreement with ROI shall terminate effective as of January 15, 2001 (the "Termination Date"), except as set forth below. All of ROI's and Executive's rights and obligations under the Employment Agreement, including without limitation, the payment of any compensation to Executive pursuant to Article 3 of the Employment Agreement, shall terminate and be of no further force or effect as of the Termination Date, except for the following (which both parties acknowledge and agree shall remain in full force and effect as and to the extent set forth below):

                  A. Section 3.4 of the Employment Agreement ("Business Expenses") shall survive the termination of the Employment Agreement to the extent that Executive has incurred reasonable travel and other expenses in connection with the performance of his duties and obligations prior to the Termination


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                           Date and has submitted proper documentation in
                           accordance with ROI's policies for expense reimbursement.

                  B.       Article 5 of the Employment Agreement
                           ("Confidentiality; Corporate Opportunities") and the related provisions of Section 10.11 of that Agreement shall survive the termination of the Employment Agreement and remain in full force and effect according to its terms.

                  C. The loan by ROI to Executive will remain in effect as modified by Section 5 below.

                  D.       Executive's covenant not to compete set out in
                           Article 8 of the Employment Agreement and the related provisions of Section 10.11 of that Agreement are hereby reformed and narrowed to apply only to U.S. Oncology and Salick Health Care, Inc.

3. Compensation and Benefits. ROI shall pay to Executive a one-time lump sum in the amount of one hundred twenty-five thousand dollars ($125,000), subject to applicable withholdings. Executive is not entitled to any other compensation or salary or any other increase in compensation pursuant to the Employment Agreement. During the time Executive continues to be employed by ROI he will be paid at the same rate at which he has previously been paid. During that time Executive shall also be entitled to continue to participate in all employee benefit plans, including any plans for executives in which he is currently a participant, and to receive all benefits to which any salaried employee is eligible under any existing plans established for salaried employees, each to the extent permissible under the terms and conditions of such plans.

4. Relinquishment of Stock Options. Pursuant to Section 3.7 of the Employment Agreement, Executive was granted one hundred fifty thousand (150,000) shares of ROI's common stock, of which one-third would vest each year. Executive agrees to forfeit all such options and all rights to exercise, and all vested but unexercised stock options are hereby cancelled.

5. Loan. Pursuant to Section 3.6 of the Employment Agreement, ROI made a loan to Executive in the amount of fifty thousand dollars ($50,000) for the purchase of a home. Commencing on the date one month after the Termination Date, Executive agrees to pay installments of interest monthly on or before the first day of each month or, so long as employed by ROI, to continue to make interest payments through regular payroll deductions. Executive will pay ROI the principal amount in a lump sum, with accrued and unpaid interest on or before January 15, 2002 (the "Repayment Date"). All unpaid principal and interest will be due and payable on the Repayment Date. Notwithstanding


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         the foregoing, all unpaid principal and interest will be due and payable within five (5) business days of any sale prior to the Repayment Date of the home Executive purchased (in part) with the proceeds of the ROI loan to him.

6. Termination of Employment Relationship. As of December 31, 2001 or at any earlier date on which his employment is terminated at the discretion of either ROI or Executive, Executive agrees that he shall no longer be an employee of ROI and will not thereafter hold himself out to be an employee, agent or independent contractor of ROI.

7. Release by Executive. Except with respect to Executive's rights pursuant to this Agreement and his rights to any vested benefit in any qualified retirement plans and in or to any other benefit plans, all of which are hereby expressly reserved, Executive for himself and his representatives, agents, heirs, successors, and assigns, and their heirs, successors and assigns, and each of them (hereinafter "Releasors") waives, releases, relinquishes, and discharges ROI, its directors, officers, employees, representatives, and agents and its and their heirs, successors, and assigns, and each of them (hereinafter "Releasees") from any and all claims, liabilities, suits, damages, actions, or manner of actions, whether in contract, tort, or otherwise, which the Releasors or any of them ever had, now have, or hereafter may have against the Releasees, or any of them, whether the same be in administrative proceedings, in arbitration, at law, in equity, or mixed, arising from or relating to any act or omission prior to the Termination Date relating to Executive's employment by ROI or the termination of the Employment Agreement. Notwithstanding the foregoing, in the event that any claim(s) is asserted against Releasors, or any of them, by a person or entity which is not a party to this Agreement, Releasors, and each of them, hereby specifically reserve and retain any and all rights, claims, and defenses which they, or any of them, now have, have had, or would otherwise have against Releasees, or any of them, arising out of the act(s) or omission(s) which is the subject matter of each claim(s) against Releasors, or any of them.

         It is further understood and agreed that this general release applies to any and all claims, liabilities, suits, damages, actions or manner of actions relating to Executive's employment with ROI pursuant to the Employment Agreement and the termination of that agreement which may arise pursuant to any federal, state or local employment law, regulation or other requirement including, but not limited to, Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act (all as amended), and any claim in tort or contract. Executive agrees, warrants and represents that he will not hereafter file any claim or action against Releasees or any of them before any state, federal or local agency or in any federal or state court concerning any matter based upon, arising from or relating to his employment pursuant to the Employment Agreement or the termination of the Employment Agreement.


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8.       Release by ROI. Except with respect to ROI's rights pursuant to this
         Agreement, all which are hereby expressly reserved, ROI for itself and its directors, officers, employees, representatives, and its agents and its and their heirs, successors, and assigns, and each of them (hereinafter "ROI Releasors") waives, releases, relinquishes, and discharges Executive and his heirs, successors, and assigns, and each of them (hereinafter "Executive Releasees") from any and all claims, liabilities, suits, damages, actions, or manner of actions, whether in contract, tort, or otherwise which the ROI Releasors or any of them ever had, now have, or hereafter may have against the Executive Releasees, or any of them, whether the same be in administrative proceedings, in arbitration, at law, in equity, or mixed, arising from or relating to any act or omission prior to the Termination Date relating to Executive's employment by ROI or termination of the Employment Agreement. Notwithstanding the foregoing, in the event that any claim(s) is asserted against the ROI Releasors, or any of them, by a person or entity which is not a party to this Agreement, the ROI Releasors, and each of them, hereby specifically reserve and retain any and all rights, claims, and defenses, which they, or any of them, now have, have had, or would otherwise have against Executive Releasees, or any of them, arising out of the act(s) or omission(s) which is the subject matter of each claim(s) against the Executive Releasors or any of them.

9. Superceded Agreement. As of the Termination Date, this Agreement supercedes and replaces all existing and previous agreements between the parties including the Employment Agreement except as specified herein. Notwithstanding the foregoing, the parties shall fulfill any and all obligations and covenants under previous agreements as required by such agreements until the Termination Date, and shall remain liable with respect to such obligations.

10. Notice. Any notice, demand or other communications that must or may be given by either party hereto shall be in writing and shall be made by hand delivery, by overnight delivery commercial carrier (with proof of receipt), or by registered or certified mail, postage prepaid, receipt requested, addressed as follows:

                  To Response Oncology, Inc.:

                           Response Oncology, Inc.
                           1805 Moriah Woods Boulevard
                           Memphis, TN  38117
                           Attn:  Chair of Compensation Committee


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                  To Executive:

                           Patrick McDonough
                           7469 Meadow Rise Cove
                           Memphis, TN  38119

         Any notice provided pursuant to this Agreement shall be effective upon the earlier of the date received or three (3) days following mailing by registered or certified mail, return receipt requested. Either party, by written notice to the other, may change the address, persons, or entities to whom notice is to be provided.

11. Severability. If any one or more of the provisions of this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Court or other government body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the parties' intent as manifested in this Agreement and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

12. Assignment. The obligations of Executive under this Agreement are personal in nature and he may not assign this Agreement or his rights or obligations, or any of his rights or obligations, under this Agreement, and any attempt by Executive to assign this Agreement or any of his rights or obligations thereunder shall be null, void, and without effect. ROI may assign this Agreement to any successor in interest, any merged or consolidated entity, any purchaser of assets of ROI, or any parent, affiliate or subsidiary.

13. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, neither party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the party against whom waiver is asserted.

14. Headings. The captions used throughout this Agreement are for convenience only and the words contained therein shall in no way be held or deemed to define, limit, describe,


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         explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement, nor in any way affect this Agreement.

15. Attorney's Fees. In the event that either party commences litigation in order to enforce the terms of this Agreement, the party prevailing in such litigation shall have the right to an award for such of its reasonable attorney's fees and costs incurred herein.

16. Binding Agreement. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors, heirs, legal representatives and permitted assigns.

17. Entire Agreement. This Agreement, including all exhibits and attachments, contains the final and entire agreement between the parties hereto, and they shall not be bound by any terms, statements, conditions, or representations, oral or written, express or implied, not herein contained unless mutually agreed to and made a part hereof.

18. Applicable Law. This Agreement (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of Tennessee, without resort or reference to the State of Tennessee's choice or conflict of law provisions or principles.

19. Construction. Executive and ROI agree that each party has had the opportunity to consult, and has consulted with, counsel in connection with negotiation of the terms and conditions of this Agreement. This Agreement shall not be construed more strictly against any party to it merely by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that each party has consulted with counsel and has had the opportunity to contribute substantially and materially to the Agreement's preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

20. Consideration Period. Executive has twenty-one (21) days in which to review this Agreement and have it reviewed by counsel, it being understood that, at his option, Executive shall have the right to execute this Agreement prior to that date. It is also understood and agreed that Executive shall be bound by this Agreement if not revoked within seven (7) days of execution of the Agreement. ROI will have no obligation to make the foregoing payment or provide any of the foregoing benefits unless and until this Agreement has been fully executed and the consideration period has expired without Executive having revoked his execution of or consent to the Agreement.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.


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/s/ Patrick McDonough
------------------------------------
Patrick McDonough



Response Oncology, Inc.


By: /s/ Anthony M. LaMacchia
   ---------------------------------
Name: Anthony M. LaMacchia
     -------------------------------
Title: President & CEO
      ------------------------------


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